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                                                                    EXHIBIT 99.1


BLUE RIVER BANCSHARES, INC. ANNOUNCES SECOND QUARTER 2005 EARNINGS (UNAUDITED)

July 21, 2005

Blue River Bancshares, Inc. (NASDAQSC: BRBI) today announced consolidated net income of $63,000 for the quarter ended June 30, 2005. This net income compares to a consolidated net loss of $112,000 for the same period of 2004. Basic earnings per share were $0.02 for the quarter ended June 30, 2005, compared to a loss of $0.03 per share for the quarter ended June 30, 2004. Weighted average outstanding shares (basic) for the second quarter of 2005 were 3,468,304, as compared to 3,406,150 for the corresponding quarter of 2004. The Company maintains a valuation allowance against its deferred tax asset. The Company recorded changes in its valuation allowance to offset a change in the deferred tax, resulting in no income tax expense for the quarter ended June 30, 2005.

Consolidated net income for the six month period ended June 30, 2005 was $267,000 or $0.08 per share, with weighted average outstanding shares totaling 3,437,399, as compared to net income, for the same six month period ended June 30, 2004, of $74,000 or $0.02 per share based upon 3,406,150 outstanding shares.

Net interest income before loan loss provision for the three months ended June 30, 2005 was $1,705,000 as compared to $1,391,000 for the same period in 2004. Non-interest income for the three months ended June 30, 2005 was $247,000 as compared to $270,000 for the same period in 2004.

The loan loss provision for the three months ended June 30, 2005 was $53,000 versus $98,000 for the quarter ended June 30, 2004. During June of this year, the Company's subsidiary, Shelby County Bank sold approximately $349,000 of its other real estate owned, which created a loss of $72,000. We do not expect this loss to be repeated in the third quarter, in fact in July of 2005, Shelby County Bank sold approximately $531,000 of additional other real estate owned resulting in a gain of $101,000.

Non-interest expense increased to $1,836,000 for the three months ended June 30, 2005 from $1,676,000 for the same period of 2004. This increase was primarily the result of increased compensation and professional fees.

Russell Breeden, III Chairman, CEO and President of Blue River commented, "We are pleased to see our net interest income, after the provision for loan loss, increase by another $50,000 from the first quarter of 2005 to this current quarter. We are disappointed our net non-interest expense increased so much from last year to this year. The primary reasons are compensation and professional fees. We believe that professional fees will be reduced as we continue to improve our asset quality and reduce non-performing loans."


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Mr. Breeden also said "During this quarter, we borrowed another $2,000,000 and invested $1,800,000 into Shelby County Bank. This additional capital will allow Shelby County Bank to maintain its momentum of growing quality loans and improving our net interest income. We continue to be fairly asset sensitive, with a large amount of variable rate loans tied to the prime lending rate, so we are also benefiting from the recent increases in the prime rate."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such "will," "would," "should," "could," or "may." These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.




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